Registration No. 333-


      As filed with the Securities and Exchange Commission on May 20, 1998


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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           NEBCO EVANS HOLDING COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                   Delaware                             06-1444203
       (State or Other Jurisdiction of     (I.R.S. Employer Identification No.)
        Incorporation or Organization)
              545 Steamboat Road
            Greenwich, Connecticut                        06830
       (Address of Principal Executive                  (Zip Code)
                   Offices)

                           NEBCO EVANS HOLDING COMPANY
                          MANAGEMENT STOCK OPTION PLAN
                            (Full title of the Plan)

                                 Kevin J. Rogan
                           Nebco Evans Holding Company
                     c/o AmeriServe Food Distribution, Inc.
                              14841 Dallas Parkway
                               Dallas, Texas 75240
                                 (972) 338-7000
     (Name, Address, and Telephone Number, Including Area Code, of Agent for
                                    Service)



                         Calculation of Registration Fee

--------------------------------------------------------------------------------
   Title of     Amount to    Proposed maximum    Proposed maximum    Amount of
  securities        be      offering price per      aggregate      registration
    to be       registered       share (1)        offering price        fee
  registered
--------------------------------------------------------------------------------
Nebco Evans     1,000,000         $32.85           $32,850,000       $9,690.75
  Holding         shares
  Company
  Class A
  Common
  Stock (par
  value $0.01
  per share)
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share and the registration fee are based upon the exercise price of options to purchase shares of Class A Common Stock to be issued pursuant to the Plan, calculated as of the date of this Registration Statement.

                                     PART I

            INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS (1)

ITEM 1.      PLAN INFORMATION

ITEM 2.      REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by Nebco Evans Holding Company, a Delaware corporation ("NEHC" or the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

                   (a) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997;

                   (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 28, 1998; and

                   (c) The Company's Current Report on Form 8-K, dated May 6, 1998.

      All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

      Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.      DESCRIPTION OF SECURITIES

      NEHC has two class of common stock: Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") and Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). Set forth below is a summary of certain terms and provisions of the Class A Common Stock which is being

--------
(1) This information is not required to be included in, and is not incorporated by reference in, this Registration Statement.


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

offered pursuant to this Registration Statement, as well as a summary of certain of terms and provisions of the Class B Common Stock where such summary is necessary to an understanding of the rights of holders of Class A Common Stock. The summary set forth below is qualified in its entirety by reference to NEHC's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") which has been filed as an exhibit to this Registration Statement.

      GENERAL. The Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of Class A Common Stock. As of May 15, 1998, there were no shares of Class A Common Stock outstanding and 1,000,000 shares reserved for issuance under NEHC's 1998 Management Stock Option Plan (the "Plan").

      VOTING RIGHTS. On or prior to an Initial Public Offering (as defined below), shares of Class A Common Stock will be non-voting. Following an Initial Public Offering, holders of shares of Class A Common Stock will be entitled to one (1) vote per share on all matters upon which shareholders have the right to vote. At all times, holders of shares of Class B Common Stock will be entitled to ten (10) votes per share on all matters upon which shareholders have the right to vote. Except as otherwise provided by applicable law, following an Initial Public Offering, the holders of Class A Common Stock and of Class B Common Stock shall vote as a single class on all matters upon which the stockholders have a right to vote and the affirmative vote of stockholders shall be calculated as a percentage of the total number of votes entitled to be cast be holders of Class A Common Stock and Class B Common Stock, in the aggregate. Except as otherwise provided by applicable law, all elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote. Neither the holders of Class A Common Stock nor the holders of Class B Common Stock shall have cumulative voting rights.

      "Initial Public Offering" means the completion of a sale of shares of the Common Stock of NEHC pursuant to an effective registration statement under the Securities Act (other than a registration statement relating to shares of Common Stock issuable upon exercise of employee stock options or in connection with an employee benefit plan of the Company or a subsidiary or affiliate) following which either (x) 25% or more of the issued and outstanding shares of Common Stock of the Company is publicly held and freely transferable or (y) shares of Common Stock of the Company with a market value of at least $100,000,000 are publicly held and freely transferable or (z) the Board of Directors of NEHC (the "Board") shall, in its discretion, deem an Initial Public Offering to have occurred.

      DIVIDENDS. Subject to the rights of the holders of any series of preferred stock, holders of Class A Common Stock are entitled to receive such dividends and other distributions in cash, stock or property of NEHC as may be declared thereon by the Board from time to time out of assets or funds of NEHC. The Certificate of Incorporation provides that holders of Class A Common Stock and Class B Common Stock will receive like dividends and distributions, in equal amounts per share (except that dividends or other distributions may be paid in Class A Common Stock (or securities derived from Class A Common Stock) to holders of Class A Common Stock and in Class B Common Stock (or securities derived from Class B Common Stock) to holders of Class B Common Stock). The Certificate of Incorporation also provides that, in the case of any split, subdivision, combination or reclassification of Class A Common Stock or Class B Common Stock, the shares of


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

Class B Common Stock or Class A Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the relative proportions remain the same.

      NEHC's ability to pay cash dividends on the Class A Common Stock is limited under NEHC's Second Amended and Restated Credit Agreement, dated as of July 11, 1997, as amended, the Indenture, dated July 11, 1997 by and between NEHC and State Street Bank and Trust Company, with respect to the Company's 12-3/8% Senior Discount Notes due 2007 and the rights of holders of the Company's 11 1/4% Senior Redeemable Exchangeable Preferred Stock due 2008. Accordingly, there can be no assurance that NEHC will be able to pay cash dividends on the Class A Common Stock.

      LIQUIDATION. In the event of any liquidation, dissolution or winding up of NEHC, the holders of shares of Class A Common Stock are entitled to share equally with the holders of shares of Class B Common Stock, after payment of all debts and liabilities of NEHC and subject to the prior rights of holders of shares of NEHC's preferred stock, in the remaining assets of NEHC. In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of Class A Common Stock or the holders of Class B Common Stock, the holders of Class A Common Stock and the holders of Class B Common Stock shall receive the same consideration on a per share basis, except that holders of Class B Common Stock may receive voting securities with ten (10) times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock.

      NO PREEMPTIVE RIGHTS; REDEMPTION; ASSESSABILITY. Holders of shares of Class A Common Stock are not entitled to preemptive rights with respect to any shares of any stock of NEHC that may subsequently be issued. The Class A Common Stock is not subject to call or redemption and, when issued upon payment of the exercise price payable therefor, shares of Class A Common Stock will be fully paid and non-assessable.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL

      Inapplicable.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockbrokers,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII, Section 1 of the Com-


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

pany's Certificate of Incorporation limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

      Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Article VIII, Section 2(a) of the Company's Restated Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and agents to the full extent permitted by Delaware law.

      Article VIII, Section 2(a) of the Company's Restated Certificate of Incorporation also provides that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board. Any rights to indemnification conferred in Section 2 are contract rights, and include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if the DGCL requires, the payment of such expenses incurred by a director or officer in such capacity in advance of final disposition shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under Section 2 or otherwise. By action of the board of directors, the Company may extend such indemnification to employees and agents of the Company.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED

      Inapplicable.

ITEM 8.      EXHIBITS

      4.1 Amended and Restated Certificate of Incorporation of NEHC.

      4.2   NEHC Management Stock Option Plan.

      5.1 Opinion of Kevin J. Rogan, Vice President and Secretary of the Company, as to the legality of the securities being registered.

      23.1 Consent of Ernst & Young LLP.

      23.2 Consent of Kevin J. Rogan, Vice President and Secretary of the Company (contained in Exhibit 5.1).

ITEM 9.      UNDERTAKINGS

      The undersigned Registrant hereby undertakes:


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

                    (a) (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) to include any prospectus required by Section
            10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                        (ii) to reflect in the prospectus any facts or events
            arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                        (iii) to include any material information with respect
            to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
            (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
      Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy


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


      as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933 (as amended), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on this 19th day of May, 1998.

                                       NEBCO EVANS HOLDING COMPANY)
                                         By:  /s/ John V. Holten
                                                  John V. Holten
                                         Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933 (as amended), this Registration Statement has been signed by the following persons in the capacities and on this 19th day of May, 1998.

              Signature                           Title

        /s/ John V. Holten           Chairman, Director and Chief
            John V. Holten           Executive Officer

        /s/ Diana M. Moog            Senior Vice President and Chief
            Diana M. Moog            Financial Officer

        /s/ Stanley J. Szlauderbach  Vice President and Controller
            Stanley J. Szlauderbach  (Chief Accounting Officer)

        /s/ Daniel W. Crippen        Director
            Daniel W. Crippen

        /s/ John R. Evans            Director
            John R. Evans

        /s/ Peter T. Grauer          Director
            Peter T. Grauer

        /s/ Benoit Jamar             Director
            Benoit Jamar

        /s/ Gunnar E. Klintberg      Director
            Gunnar E. Klintberg

        /s/ Raymond E. Marshall      Director
            Raymond E. Marshall

        /s/ Leif F. Onarheim         Director
            Leif F. Onarheim

                                  EXHIBIT INDEX

Exhibit
Number      Exhibit Name
----------- -------------------------------------------------------
    4.1     Amended and Restated Certificate of Incorporation of NEHC.

    4.2     NEHC Management Stock Option Plan

    5.1 Opinion of Kevin J. Rogan, Vice President and Secretary of the Company, as to the legality of the securities being registered.

   23.1     Consent of Ernst & Young LLP.

   23.2 Consent of Kevin J. Rogan, Vice President and Secretary of the Company (contained in Exhibit 5.1).


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